EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES FOURTH QUARTER

AND FISCAL 2004 OPERATING RESULTS

Revenues, Earnings and Backlog Increase to Record Highs

BEDFORD, Mass., (November 10, 2004) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of women’s diagnostic imaging systems and state-of-the-art digital imaging systems, today announced its results for the quarter and year ended September 25, 2004.

Highlights of the quarter include:

•	Record revenues of $63.9 million.

•	Record earnings of $5.2 million.

•	Record backlog of $61 million.

•	Record cash flow of over $11 million.

•	Record 44 Selenia full field digital mammography systems installed and recognized as revenue.

Fourth quarter fiscal 2004 revenues totaled $63,949,000, a 22% increase when compared to revenues of $52,404,000 in the fourth quarter of fiscal 2003. For the fourth quarter of fiscal 2004, Hologic reported net income of $5,210,000, or $0.24 per diluted share, compared with net income of $2,599,000, or $0.13 per diluted share, in the fourth quarter of fiscal 2003. The improvement in earnings primarily reflects the increase in revenues, led by the continued shift in product sales to the higher margin digital mammography systems (Selenia).

For the year ended September 25, 2004, revenues totaled $228,705,000, compared to revenues of $204,035,000 for the year ended September 27, 2003. For the year ended September 25, 2004, Hologic reported net income of $12,164,000, or $0.57 per diluted share, compared with net income of $2,882,000 or $0.14 per diluted share, for fiscal 2003.

During the fourth quarter, Hologic installed and recognized as revenue, 44 Selenia full field digital mammography systems. At September 25, 2004, the Company’s backlog for orders of Selenia was 88 systems and total backlog for all products was $61 million.

“We ended our fiscal year on a very strong note with excellent fourth quarter gains in revenue and profit,” said Jack Cumming, Chairman and CEO. “Demand for our Selenia full field mammography system increased in the fourth quarter compared with the first three quarters of the fiscal year, validating our business strategy and providing momentum for fiscal year 2005. We are moving ahead with optimism and believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value. We plan to continue to concentrate on our fundamental growth initiatives, including the introduction of innovative technologies that we believe will drive our business and benefit women’s healthcare issues.”

Beginning in the first quarter of fiscal 2004, the Company changed its segment reporting to reflect four market segments: Mammography; Osteoporosis Assessment; Digital Detectors; and All Other. The All Other segment includes the Company’s mini C-arm, conventional general radiography service and digital general radiography systems businesses. Prior period segment information has been restated to reflect this change in the Company’s segment reporting.

Fourth quarter financial overview by segment:

•	Mammography revenues increased 45% to $33,620,000 for the fourth quarter of fiscal 2004 from $23,119,000 for the same period in fiscal 2003. This increase was primarily due to continued increasing sales of Selenia in both the domestic and international markets. Operating income for this business segment in the fourth quarter of fiscal 2004 increased to $4,168,000 compared to operating income of $2,460,000 in the fourth quarter of fiscal 2003. This increase in operating income in the current quarter was primarily due to the increase in revenues and the higher gross margins on the shift in product sales to Selenia.

•	Osteoporosis assessment revenues were $17,763,000 for the fourth quarter of fiscal 2004, compared to $18,219,000 for the same period in fiscal 2003. This decrease was primarily due to a reduction in service revenue. Operating income for this business segment in the fourth quarter of fiscal 2004 decreased to $2,063,000 from $2,883,000 in the fourth quarter of fiscal 2003. The decrease in operating income in the current quarter was primarily due to a shift to lower priced systems sold into the United States primary care and international markets, reduced service revenue and higher service costs which were offset in part by lower selling, general and administrative expenses.

•	Digital detector revenues increased 138% to $5,663,000 for the fourth quarter of fiscal 2004 from $2,377,000 for the same period in fiscal 2003. This increase was primarily due to a significant increase in the number of general radiography and mammography digital detectors sold to other OEMs. Operating loss for this business segment in the fourth quarter of fiscal 2004 decreased to $867,000 from $916,000 in the fourth quarter of fiscal 2003. The decrease in operating loss in the current quarter was primarily due to the increased revenues, that were partially offset by lower selling prices and an increase in research and development expenses.

•	All other revenues decreased 20% to $6,903,000 for the fourth quarter of fiscal 2004 from $8,689,00 for the same period in fiscal 2003. The decrease in revenues was primarily due to the shipment of fewer digital general radiography tables as this business is currently being phased out. Operating loss for this business segment in the fourth quarter of fiscal 2004 decreased to $111,000 from a loss of $1,718,000 in the fourth quarter of fiscal 2003. This decrease in operating loss in the current quarter was primarily due to a reduction in the operating expenses allocated to the digital general radiography systems business.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss fourth quarter and fiscal 2004 operating results. Interested participants may listen to the call by dialing 800-310-6649 or 719-457-2693 for international callers and referencing code 378629 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through November 12, 2004 at 888-203-1112 or 719-457-0820 for international callers, access code 378629. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s resources are focused on developing systems with superior image quality and diagnostic accuracy while providing exemplary customer service. This focus has enabled the Company to capture significant market share in its core niches against large, multinational companies, while engendering intense customer loyalty. Hologic’s core business units are focused on osteoporosis assessment, breast cancer detection, direct capture x-ray detectors for digital radiography applications and mini C-arm imaging for orthopedic applications. Hologic’s product lines are premier brands in their markets and command leading market positions. For more information on Hologic, please visit the Company’s website at www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s prospects for future sales growth, product offerings, product demand and competitive position; and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	September 25, 2004	September 27, 2003
CURRENT ASSETS:
Cash and cash equivalents	$68,335	$45,177
Accounts receivable, net	48,409	43,831
Inventories	40,174	43,426
Prepaid expenses and other current assets	9,135	9,554

Total current assets	166,053	141,988

Property and equipment, net	32,877	32,106
Intangible assets, net	6,251	8,040
Goodwill, net	6,285	5,810
Other assets, net	285	659

	$211,751	$188,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
	September 25, 2004	September 27, 2003
CURRENT LIABILITIES:
Current portion of note payable	$475	$480
Accounts payable	10,546	10,819
Accrued expenses	20,970	17,387
Deferred revenue	13,013	9,440

Total current liabilities	45,004	38,126

Notes payable, net of current portion	472	1,550

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value-Authorized - 30,000 shares Issued – 20,585 and 19,966 shares, respectively	206	200
Capital in excess of par value	149,452	144,455
Retained earnings	18,196	6,032
Cumulative translation adjustment	(1,115)	(1,296)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	166,275	148,927

	$211,751	$188,603

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
REVENUES	$63,949	$52,404	$228,705	$204,035

COSTS AND EXPENSES:
Cost of revenues	40,780	33,411	143,336	130,455
Research and development	4,362	4,363	16,659	18,381

Selling and marketing	7,325	6,594	31,761	29,978
General and administrative	6,229	5,327	23,622	22,196
Acquisition costs	—	—	741	—

	58,696	49,695	216,119	201,010

Income from operations	5,253	2,709	12,586	3,025

Interest income	191	128	540	685

Interest expense/other income (expense)	212	(169)	(199)	(445)

Income before provision for income taxes and cumulative effect of accounting change	5,656	2,668	12,927	3,265

Provision for Income Taxes	446	69	763	176

Income before cumulative effect of accounting change	5,210	2,599	12,164	3,089
Cumulative effect of accounting change	—	—	—	(207)

Net income	$5,210	$2,599	$12,164	$2,882

Basic income per common and common equivalent share:
Income before cumulative effect of accounting change	$0.25	$0.13	$0.60	$0.16
Cumulative effect of accounting change	—	—	—	(0.01)

Net income	$0.25	$0.13	$0.60	$0.15

Diluted income per common and common equivalent share:
Income before cumulative effect of accounting change	$0.24	$0.13	$0.57	$0.15
Cumulative effect of accounting change	—	—	—	(0.01)

Net income	$0.24	$0.13	$0.57	$0.14

Weighted Average Number of Common Shares Outstanding:
Basic	20,482	19,805	20,258	19,629

Diluted	21,525	20,776	21,296	20,130